Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

22 March 2013

OL2013032006/CAW/SUB/RLS/dik

Commissioners:

We have read the statements made by Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item16F of Form 20-F, as part of the Form 20-F of Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk. dated 22 March 2013. We agree with such statements concerning our Firm in such Form 20-F.

Very truly yours,

/s/ Chrisna A. Wardhana, CPA

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